EXHIBIT 35.1

WASHINGTON MUTUAL BANK

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

                I, H. John Berens, an authorized officer of Washington Mutual Bank (the “Servicer”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”), pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (as amended, the “Servicing Agreement”) by and between the Depositor, the Servicer, LaSalle Bank National Association, as Trustee, and Christiana Bank & Trust Company, as Delaware Trustee the following with respect to WaMu Mortgage Pass-Through Certificates Series 2007-OA6 for the 2007 fiscal year  (the “Relevant Year”):

1.  A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of March 1, 2008.

/s/ H. John Berens Name: H. John Berens Title: Senior Vice President